Exhibit 10.47

Discovery Partners International, Inc.

Requests that the marked portions of the exhibit be granted confidential treatment under Rule 406 of the Securities Act of 1933.

COLLABORATION AND LICENSE AGREEMENT

BY AND BETWEEN

INFINITY PHARMACEUTICALS, INC.

AND

JOHNSON & JOHNSON PHARMACEUTICAL RESEARCH AND DEVELOPMENT

i

ii

iii

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) dated the 22nd day of December, 2004 (the “Effective Date”) is by and between INFINITY PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 780 Memorial Drive, Cambridge, Massachusetts 02139 (“Infinity”), and JOHNSON & JOHNSON PHARMACEUTICAL RESEARCH & DEVELOPMENT, a division of JANSSEN PHARMACEUTICA N.V., a Belgian business corporation organized and existing under the laws of Belgium with registration number RPR 0403.834.160, VAT No. BE-403.834.160, and with registered office at B-2340 Beerse, Belgium, Turnhoutseweg 30 (“JJPRD”).

INTRODUCTION

WHEREAS, Infinity and JJPRD and its Affiliates are each in the business of discovering, developing and commercializing pharmaceutical products.

WHEREAS, Infinity Controls certain technology for the creation of large numbers of complex, natural-compound-like compounds for the purpose of screening biological targets to identify potential human therapeutics.

WHEREAS, pursuant to an agreement with Amgen Inc., Infinity has utilized such technology to create libraries of compounds for such purposes.

WHEREAS, Infinity and JJPRD are interested in collaborating on activities relating to the Infinity library compounds identified pursuant to the agreement with Amgen and subsequently and in providing for the opportunity for JJPRD to develop and commercialize such compounds and their derivatives as potential pharmaceutical products.

WHEREAS, on the Effective Date, Infinity and JJPRD Affiliate Johnson & Johnson Development Corporation (“JJDC”) are entering into a Series C Preferred Stock Purchase Agreement, pursuant to which JJDC shall purchase shares of Infinity’s Series C Convertible Preferred Stock.

NOW, THEREFORE, Infinity and JJPRD agree as follows:

ARTICLE 1

DEFINITIONS

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article 1:

Section 1.1 Affiliate. “Affiliate” shall mean any corporation, company, partnership, joint venture and/or firm that controls, is controlled by, or is under common control with a specified person or entity. For purposes of this Section 1.1, “control” shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the Laws of certain countries outside of the United States, the maximum percentage ownership permitted by Law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such owner has the power to direct the management and policies of such entity.

Section 1.2 Amgen. “Amgen” means Amgen Inc., a Delaware corporation.

Section 1.3 Amgen Agreement. “Amgen Agreement” means the Collaboration and License Agreement by and between Infinity and Amgen, dated as of December 9, 2003, as amended from time to time.

Section 1.4 Analog. “Analog” shall mean any compound that is derived by JJPRD from a compound included in the Library Compound Pool.

Section 1.5 [**]. “[**]” shall mean, with respect to a [**] for which JJPRD [**], each other [**] that (a) is from the same [**] as, the relevant [**] for which JJPRD [**] and (b) JJPRD designates in accordance with Section 3.6.2.

Section 1.6 Business Day. “Business Day” shall mean a day other than a Saturday or Sunday or Federal holiday.

Section 1.7 Collaboration Term. “Collaboration Term” shall mean, subject to any termination provisions of this Agreement, the period from the Effective Date to the later of December 31, 2005 or the date on which Infinity has delivered to JJPRD and JJPRD has accepted all Library Compounds that Infinity is required to deliver hereunder.

Section 1.8 Confidential Information. “Confidential Information” shall mean (a) all JJPRD Analog Information and [**] Information (which, with respect to the Infinity Know-How in [**] Information, shall be deemed to be JJPRD Confidential Information for as long as it is subject to the respective licenses granted under Sections 3.1), which shall be deemed to be JJPRD Confidential Information, (b) all information relating to compounds included in the Library Compound Pool (other than [**]), and (c) all other proprietary documents, technology, Know-How or other information (whether or not patentable) actually disclosed by one Party to the other pursuant to this Agreement and marked as “confidential” or “proprietary” (or if disclosed orally, confirmed in writing within thirty (30) days thereafter).

Section 1.9 Control or Controlled. “Control” or “Controlled” shall mean with respect to any (a) material, document, item of information, method, data or other Know-How or (b) intellectual property right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access, ownership, a license and/or a sublicense as provided herein without violating the terms of any agreement or other arrangement with any Third Party entered into or existing as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, ownership, license, or sublicense.

Section 1.10 Development or Develop. “Development” or “Develop” shall mean, with respect to a compound, preclinical and clinical drug development activities, including, among other things: test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, development-stage manufacturing, quality assurance/quality control procedure development and performance with respect to clinical materials, statistical analysis and report writing and clinical studies. When used as a verb, “Develop” means to engage in Development.

Section 1.11 Drug Discovery Program. “Drug Discovery Program” shall mean a JJPRD research program, which is focused on researching (a) a compound included in the Library Compound Pool or (b) a JJPRD Analog.

Section 1.12 Equity Agreements. “Equity Agreements” shall mean the Stock Purchase Agreement and the Investor Rights Agreement.

Section 1.13 [**]. “[**]” shall mean [**] with respect to which JJPRD [**] to JJPRD pursuant to Sections 3.1.3 and 3.6.1 in connection with [**] of the [**] by operation of Section 3.6.2.

Section 1.14 [**] Information. “[**] Information” shall mean all structural, process and other information relating to an [**] provided by Infinity to JJPRD and all such information generated by JJPRD. For the avoidance of doubt, [**] Information includes [**] and [**] and [**] with respect to the relevant [**].

Section 1.15 Executive Officers. “Executive Officers” shall mean the Chief Executive Officer of Infinity (or a senior executive officer of Infinity designated by Infinity’s Chief Executive Officer) and the Chief Executive Officer of JJPRD (or a senior executive officer of JJPRD designated by JJPRD’s Chief Executive Officer).

Section 1.16 Good Laboratory Practices or GLP. “Good Laboratory Practices” or “GLP” shall mean the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards in jurisdictions outside the United States.

Section 1.17 Infinity Intellectual Property. “Infinity Intellectual Property” shall mean Infinity Know-How and Infinity Patent Rights.

Section 1.18 Infinity Know-How. “Infinity Know-How” shall mean Know-How Controlled by Infinity during the Collaboration Term, including without limitation Library Compound Structure Information.

Section 1.19 Infinity Patent Rights. “Infinity Patent Rights” shall mean Patent Rights Controlled by Infinity.

Section 1.20 Investor Rights Agreement. “Investor Rights Agreement” shall mean the Investor Rights Agreement entered into by the Parties on the Effective Date.

Section 1.21 JJPRD Analog. “JJPRD Analog” shall mean an Analog that is synthesized by JJPRD in the course of a Drug Discovery Program.

Section 1.22 JJPRD Analog Information. “JJPRD Analog Information” shall mean all structural, process and other information generated by JJPRD relating to an Analog.

Section 1.23 Know-How. “Know-How” shall mean any information and materials, whether proprietary or not and whether patentable or not, including without limitation ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, inventions, discoveries, works of authorship, compounds and biological materials, but excluding any such information or materials disclosed in Patent Rights.

Section 1.24 Law or Laws. “Law” or “Laws” shall mean all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

Section 1.25 Library Compound. “Library Compound” shall mean a compound included in the Library Compound Pool that is selected as a Library Compound pursuant to Section 2.1.2 and delivered to JJPRD; provided that, in the event the Library Compound Structure Information for a compound physically delivered by Infinity as a Library Compound does not contain an accurate description of the molecular formula or molecular structure of such compound, the compound delivered, but not the structure described, shall be deemed to be a Library Compound.

Section 1.26 Library Compound Pool. “Library Compound Pool” means all compounds controlled by Infinity that were identified and provided to Amgen under the terms of the Amgen Agreement, prior to any renewals by Amgen. To the extent that the supply of compounds from any given Synthetic Pathway is insufficient to meet requirements hereunder, Infinity will use commercially reasonable efforts to resynthesize compounds from such Synthetic Pathway; provided, however, that if Infinity is unable to supply compounds from any Synthetic Pathway, Infinity will include in the Library Compound Pool compounds from Synthetic Pathways not provided to Amgen under the terms of the Amgen Agreement, prior to any renewals by Amgen, until Infinity has satisfied its obligation to provide JJPRD Library Compounds from a minimum of [**] Synthetic Pathways and a pool of [**] compounds. Additionally, “Library Compound Pool” shall specifically include any compound referenced to JJPRD in a certain database to which Infinity has provided JJPRD access, any compound controlled by Infinity and made by Infinity by any one of synthetic pathways designated [**] and [**] prior to December 31, 2005 and any compound Controlled by Infinity and made by Infinity by a diversity oriented chemistry synthetic pathway prior to December 31, 2005. Notwithstanding the foregoing, the Library Compound Pool will exclude any compound that (a) if delivered would violate an obligation of Infinity of confidentiality to a Third Party, (b) is generated by Infinity as focused compound sets based on hits against a specific target, (c) was in

Infinity’s [**] Hit-to-Lead Chemistry Programs in existence as of 12/19/03, the effective date of the Amgen agreement, (which include, in the aggregate no more than [**] compounds), or (d) Infinity has previously filed a patent application that specifically claims the composition of matter by a unique name or designation of the compound included in the Library Compound Pool prior to the date on which such compound was delivered to JJPRD.

Section 1.27 Library Compound Delivery Requirements. “Library Compound Delivery Requirements” shall mean the requirements set forth in Exhibit A relating to the Library Compounds to be delivered by Infinity to JJPRD under this Agreement.

Section 1.28 [**]. “[**]” shall mean [**] with respect to a [**], if any, as further described in Section 3.6.

Section 1.29 Intentionally Blank.

Section 1.30 Library Compound Structure Information. “Library Compound Structure Information” shall mean information (in the form of documentation or access thereto) relating to available molecular formula, molecular structure, purity, yield and process information including the production notebook of each compound included in the Library Compound Pool which is Controlled by Infinity. For the avoidance of doubt, Library Compound Structure Information includes Synthetic Pathways.

Section 1.31 Party or Parties. “Party” shall mean JJPRD or Infinity. “Parties” shall mean JJPRD and Infinity.

Section 1.32 Patent Rights. “Patent Rights” shall mean all existing patents and patent applications and all patent applications hereafter filed and patents hereafter issued, including without limitation any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

Section 1.33 Stock Purchase Agreement. “Stock Purchase Agreement” shall mean the Series C Preferred Stock Purchase Agreement entered into by Infinity and JJDC on the Effective Date.

Section 1.34 Synthetic Pathways. “Synthetic Pathways” shall mean, with respect to a compound included in the Library Compound Pool, the synthetic scheme that Infinity used to synthesize the compound.

Section 1.35 Third Party. “Third Party” shall mean any person or entity other than a Party or any of its Affiliates.

Section 1.36 Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

DEFINITION	SECTION
Agreement	Preamble
Bankruptcy Code	3.4
Bound Party	6.1
Controlling Party	6.1
Effective Date	Preamble
Infinity	Preamble
Infinity Indemnified Parties	9.1.1
JJPRD	Preamble
JJPRD Indemnified Parties	9.1.2
[**]	3.6.1(c)
Patent Prosecution	5.1.3
Program Coordinator	2.2.1
Second Back-Up Selection Date	3.6.2
Severed Clause	9.15

ARTICLE 2

DELIVERY AND USE OF LIBRARY COMPOUNDS

Section 2.1 Delivery of Library Compounds.

2.1.1 Infinity shall provide to JJPRD Library Compound Structural Information on all compounds included in the Library Compound Pool promptly upon availability.

2.1.2 JJPRD will select from compounds included in the Library Compound Pool a number of Library Compounds in accordance with the selection procedures set forth on Exhibit A to this Agreement.

2.1.3 For the Library Compounds being resynthesized, Infinity may suggest to JJPRD the use of certain building blocks that are not represented in the Library Compound Pool along with the rationale for their suggested use. JJPRD may suggest to Infinity the use of certain building blocks that are not represented in the Library Compound Pool along with the rationale for their suggested use. Each of JJPRD and Infinity will have the right to approve the use of such building blocks at their sole discretion and any Library Compounds synthesized by Infinity with the use of such approved additional building blocks will be deemed Library Compounds and will be included in the Library Compound Pool.

2.1.4 Infinity shall deliver such Library Compounds to JJPRD in accordance with the Library Compound Delivery Requirements in Exhibit A.

Section 2.2 Program Coordinators.

2.2.1 Designation. Each Party shall designate one of its employees to act as its liaison with the other Party for purposes of this Agreement (such employees, the “Program

Coordinators”). The Program Coordinators will be individuals with appropriate expertise in research and other matters relevant to this Agreement. The identities of the initial Program Coordinators will be communicated by the Parties to each other no later than thirty (30) days after the Effective Date. Each Party may change its Program Coordinator at any time by providing written notice of such change to the other Party.

2.2.2 Duties. During the Collaboration Term, the Program Coordinators shall be responsible for ensuring the effective coordination of all operational aspects of the relationship established by this Agreement and, to that end, shall communicate with one another regularly and meet with one another in person as they deem necessary or desirable. Without limiting the generality of the foregoing, during the Collaboration Term, the Program Coordinators shall communicate with one another regularly regarding such matters as the selection of Library Compounds, the delivery by Infinity to JJPRD of Library Compounds, and the exercise(s) by JJPRD of the [**], if any.

ARTICLE 3

LICENSES

Section 3.1 Infinity Grants.

3.1.1 Research License. Infinity hereby grants to JJPRD a worldwide, non-exclusive license, under Infinity Intellectual Property, to use compounds included in the Library Compound Pool and Library Compound Structure Information for research purposes in the discovery of JJPRD products (which license shall include the right to use Synthetic Pathways to synthesize compounds included in the Library Compound Pool and JJPRD Analogs that derive from such compounds included in the Library Compound Pool, for the purpose of performing Drug Discovery Programs); provided that in the event [**] under the terms of the [**] Agreement, the right to [**] and [**] using [**] in the [**]. With respect to any [**] of JJPRD, the license set forth in this Section 3.1.1 shall [**], but subject to [**] with respect to the [**] upon [**] pursuant to Section 3.6.1 of this Agreement and such license shall [**] (subject to any terms and conditions of this Agreement expressly providing for [**]). Subject to Section 3.3, the licenses set forth in this Section 3.1.1 shall further include the right to grant sublicenses to Affiliates of JJPRD and to Third Party collaborators (provided such collaborators are under an obligation to not determine the structure of any compound included in the Library Compound Pool) and Third Party contractors engaged solely on a fee-for-service basis.

3.1.2 License Limitation and Clarification.

(a) For the avoidance of doubt, the purpose of the licenses granted in Sections 3.1 with respect to Synthetic Pathways is to perform Drug Discovery Programs and not to enable JJPRD to use Synthetic Pathways broadly to duplicate all or substantially all of the Library Compounds delivered to JJPRD for purpose of selling or distributing such libraries.

(b) The Parties understand, agree and hereby acknowledge that, to the extent permitted by the other provisions of this Agreement, JJPRD will and shall have [**] to include all [**], including [**], and [**] and [**] for its [**] and [**] for its [**].

3.1.3 [**] License With Respect to [**]. Infinity hereby grants to JJPRD a worldwide, [**] license (subject to the non-exclusive research and development license granted to Amgen under the Amgen Agreement), under Infinity Intellectual Property, to Develop products that contain Library Compounds and to [**] in [**] for any purposes. Such license shall [**] subject to any terms and conditions of this Agreement expressly providing [**] of such license. Subject to Section 3.3, the licenses set forth in this Section 3.1.3 shall further include the [**].

3.1.4 [**] Licenses With Respect to [**]. Infinity hereby grants to JJPRD (a) a worldwide, [**] (subject to any terms and conditions of this Agreement expressly providing [**] of such license), [**] license, under Infinity Intellectual Property that [**] to [**] and [**]. Subject to Section 3.3, the licenses set forth in this Section 3.1.4 shall further include the [**].

Section 3.2 Limited JJPRD Grant. If in the course of using compounds included in the Library Compound Pool, JJPRD Analogs or Know-How related thereto JJPRD makes an invention which results in the filing of Patent Rights, JJPRD hereby grants to Infinity a worldwide, royalty-free, non-exclusive license to make, use, offer for sale, sell and import solely compounds of the Library Compound Pool [**] under only those composition of matter claims of any such Patent Right Controlled by JJPRD that include within their scope the composition of matter of a compound included in the Library Compound Pool. Such JJPRD license is not granted under any other type of claims within any Patent Right Controlled by JJPRD including, without limitation, process of making, method of use or pharmaceutical composition claims. Such license shall survive in perpetuity subject to any terms and conditions of this Agreement expressly providing for the termination of such license, including without limitation the provisions of Section 3.6.4. Subject to Section 3.3, such license shall further include the right to grant sublicenses to Affiliates of Infinity and to Third Parties.

Section 3.3 Sublicense Rights. Wherever in this Agreement either Party is granted the right to grant sublicenses (including granting to sublicensees the right to grant further sublicenses for the purposes of having Library Compounds and JJPRD Analogs made) subject to this Section 3.3, such Party may exercise such right without obtaining the prior approval of the other Party, provided that such sublicense occurs pursuant to a written agreement that subjects such sublicensee to all relevant restrictions and limitations in this Agreement. Except as otherwise agreed to by the Parties in writing, each Party shall be jointly and severally responsible with its sublicensees to the other Party for failure by its sublicensees to comply with, and each Party guarantees the compliance by each of its sublicensees with, all such applicable restrictions and limitations in accordance with the terms and conditions of this Agreement.

Section 3.4 Section 365(n) Of The Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Section 3.5 No Implied Licenses Or Rights. Except as expressly provided in this Agreement, neither Party shall have any license or other interest in any intellectual property rights Controlled by the other Party.

Section 3.6 [**].

3.6.1 [**].

(a) JJPRD shall have the right to [**] in accordance with this Section 3.6.1 with respect to each compound included in the Library Compound Pool. In the event that [**] with respect to a [**], JJPRD shall give Infinity written notice of such desire which notice shall specify the [**] with respect to which [**].

(b) Within [**] Business Days after receiving JJPRD’s notice, Infinity shall notify JJPRD of whether, prior to the date of receipt of JJPRD’s notice, (i) [**] and [**], (ii) Infinity [**]including [**] and [**] and [**] directed to the same [**] requested by JJPRD and Infinity is [**] either [**] or [**] or (iii) Infinity has [**] that specifically claims the [**] requested by JJPRD and has [**] therefor. If any of the conditions described in clauses (i), (ii) or (iii) of the immediately preceding sentence exist, then JJPRD [**] the [**] with respect to such [**]. If Infinity does not notify JJPRD that such [**] is [**] in accordance with Section 3.6.1(b) within [**] Business Days after JJPRD delivered its notice to Infinity, then JJPRD shall have [**] Business Days following such [**] day period to [**] with respect to such [**] by [**], if any, shall be designated the “[**]”). Upon receipt of such payment, the applicable [**] shall become an [**]. During the [**] or [**] day periods described in this Section 3.6.1(c), Infinity shall not [**] or otherwise [**], including without limitation, [**] and [**].

3.6.2 [**]. In connection with [**], JJPRD shall be entitled to elect [**], each of which must be available in accordance with the criteria for availability set forth in Section 3.6.1(b), for [**] set forth in Section 3.6.1(c). JJPRD may [**] either at the time, or on any single day prior to the [**]. To the extent that any of the [**] JJPRD elects are not available in accordance with the criteria for availability set forth in Section 3.6.1(b), JJPRD shall have the right to [**] until such time as it has [**]. JJPRD must [**] or [**] therefore under this Section 3.6.2 related to a [**] under Section 3.6.1 before JJPRD may [**] under Section 3.6.1. The Parties shall document in writing JJPRD’s designation of [**] in connection with [**] of the [**]. The identity of compounds elected by JJPRD under this paragraph shall be the Confidential Information of JJPRD. Infinity may disclose the [**] by JJPRD only to the extent necessary to refuse the request of third parties who are seeking to [**].

3.6.3 Infinity Covenant Regarding [**]. In addition to the license granted by Infinity to JJPRD set forth in Section 3.1.3 with respect to [**], Infinity hereby covenants that from and after JJPRD’s [**] with respect to [**], Infinity shall remove such [**] from all [**] by Infinity to [**] and shall not [**] or [**] to [**] with respect to such [**] set forth in Section 3.1.3 with respect to such [**] remains in effect. Infinity further agrees and covenants that Infinity shall not use JJPRD Confidential Information to make, use or otherwise conduct any research or development with [**] or [**] from [**].

3.6.4 Termination of Certain License Rights. Upon JJPRD’s [**] with respect to [**], the license granted by JJPRD to Infinity in Section 3.2 shall terminate with respect to such [**].

ARTICLE 4

FINANCIAL PROVISIONS

Section 4.1 License Fee. Within forty-five (45) days of the Effective Date JJPRD will pay a one-time license fee of Two Million Five Hundred Thousand Dollars ($2,500,000).

ARTICLE 5

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

Section 5.1 Ownership.

5.1.1 Inventorship. Inventorship of inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with the applicable U.S. patent Laws.

5.1.2 Ownership. All inventions or discoveries made, and materials (including without limitation, compounds included in the Library Compound Pool and Analogs) and information created, by employees, Affiliates, agents, independent contractors or consultants of each Party, in the course of conducting activities under this Agreement, together with all intellectual property rights therein, shall be owned by the Party or Parties to which such employees, Affiliates, agents, independent contractors or consultants have an obligation to assign such inventions or discoveries. Subject to the provisions of Article 3, JJPRD shall own all rights, title and interest in all JJPRD Analogs, JJPRD Analog Information, JJPRD Confidential Information and all Patent Rights relating to any of the foregoing, but specifically excluding any Infinity Patent Right.

Regardless of the foregoing, in the event that JJPRD files a patent application that includes as its claimed invention compounds included in the Library Compound Pool within either the generic or specific scope of its composition of matter claims and it is determined that an employee, agent, independent contractor or consultant of Infinity, having an obligation to assign inventions or discoveries to Infinity, is an inventor of such claimed invention, then Infinity will assign such claimed invention to JJPRD, except for the claimed scope of such inventions or discoveries as to which Infinity has previously filed a patent application prior to JJPRD’s notice to Infinity of the invention or discovery.

5.1.3 Prosecution and Maintenance of Patent Rights.

(a) The responsibility for (i) preparing, filing and prosecuting patent applications (including, but not limited to, provisional, reissue, continuing, continuation, continuation-in-part, divisional, and substitute applications and any foreign counterparts thereof); (ii) maintaining any Patent Rights; and (iii) managing any interference or opposition or similar proceedings relating to the foregoing ((i) through (iii), “Patent Prosecution”) shall (A) with respect to Patent Rights for which the employees, consultants or agents of both Parties are inventors, rest with JJPRD (in which case Infinity shall provide any reasonable cooperation requested by JJPRD with respect to such Patent Prosecution) and (B) with respect to Patent Rights for which the employees, consultants or agents of JJPRD (but not of Infinity) are inventors, rest with JJPRD (in which case Infinity shall provide any reasonable cooperation requested by JJPRD with respect to such Patent Prosecution), and otherwise, rest with the owning Party.

(b) All Patent Prosecution expenses, including attorneys’ fees, incurred by a Party in the performance of Patent Prosecution shall be borne by such Party.

Section 5.2 Third Party Infringement.

5.2.1 Notice. Each Party shall promptly provide the other Party with written notice reasonably detailing any known or alleged infringement by a Third Party of Infinity Patent Rights or Patent Rights owned or otherwise controlled by JJPRD that claim the composition of matter of any [**].

5.2.2 Enforcement. JJPRD shall have the sole right, but not the obligation, to institute and direct legal proceedings against any Third Party believed to be infringing claims of Infinity Patent Rights relating to the [**], including, but not limited to those that claim the composition of matter, method of making, use and pharmaceutical composition of any [**] by the manufacture, use, importation, offer for sale or sale of a product competitive with a JJPRD Product; provided that such right shall only continue for so long as the license granted to JJPRD with respect to such [**] remains in effect. All costs, including attorneys’ fees, relating to such legal proceedings shall be borne by JJPRD, and JJPRD shall reimburse Infinity for any such costs incurred by Infinity. All recoveries resulting from such legal proceedings that are in excess of the Parties’ costs of bringing or participating in such action, including attorney’s fees shall be retained by JJPRD.

5.2.3 Cooperation In Patent Infringement Proceedings. In the event that JJPRD takes action pursuant to this Section 5.2, Infinity shall cooperate to the extent reasonably necessary and at JJPRD’s sole expense. Upon the reasonable request of JJPRD, Infinity shall join the suit and shall have the right to be represented in any such legal proceedings using counsel of its own choice, at JJPRD’s expense. JJPRD shall not settle any claim or proceeding relating to any Infinity Patent Rights with respect to which JJPRD takes action pursuant to this Section 5.2 without the prior written consent of Infinity, which consent shall not be unreasonably withheld or delayed.

ARTICLE 6

CONFIDENTIALITY

Section 6.1 Confidential Information. All Confidential Information of a Party shall not be used by the other Party (the “Bound Party”) except in performing its obligations or exercising rights explicitly granted under this Agreement and shall be maintained in confidence by the Bound Party and shall not otherwise be disclosed by the Bound Party to any Third Party, without the prior written consent of the Party that Controls such Confidential Information (the “Controlling Party”), except to the extent that the Confidential Information:

6.1.1 was known by the Bound Party or its Affiliates prior to its date of disclosure to the Bound Party; or

6.1.2 is lawfully disclosed to the Bound Party or its Affiliates by sources other than the Controlling Party rightfully in possession of the Confidential Information; or

6.1.3 becomes published or generally known to the public through no fault or omission on the part of the Bound Party, its Affiliates or its sublicensees; or

6.1.4 is independently developed by or for the Bound Party or its Affiliates without reference to or reliance upon such Confidential Information.

Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within those exclusions.

Section 6.2 Permitted Disclosure.

6.2.1 The provisions of Section 6.1 shall not preclude (a) a Bound Party or its Affiliates from disclosing Confidential Information to the extent such Confidential Information is required to be disclosed by such Party or its Affiliates to comply with applicable Laws or legal process, including without limitation the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange, including without limitation Nasdaq, or to defend or prosecute litigation, provided that such Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure and (b) JJPRD from disclosing and/or claiming Infinity’s Confidential Information (including, without limitation, chemical structures and methods of making such chemical structures) in JJPRD’s patent applications, in the prosecution of such patent applications and in regulatory filings for the purpose of gaining approval to market JJPRD products consistent with the terms and conditions of Article 5 above.

6.2.2 Subject to Sections 6.2.3 and 9.9, the Parties agree that the material financial terms of this Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, (a) either Party may disclose such terms to bona fide potential or actual sublicensees, as reasonably necessary in connection with a permitted sublicense under the licenses granted in this Agreement, and (b) either Party may disclose the material financial terms of this Agreement to bona fide potential or actual investors, lenders, investment bankers, acquirors, acquirees, merger partners or other potential financial partners (including pharmaceutical and biotechnology companies, as long as such company owns at least fifty percent (50%) of the disclosing Party), and to such Party’s consultants and advisors, as reasonably necessary in connection with a proposed equity or debt financing of such Party or as reasonably necessary in connection with a proposed acquisition or business combination. In connection with any permitted disclosure of Confidential Information pursuant to this Section 6.2.2, each Party agrees to use all reasonable efforts to inform each disclosee of the confidential nature of such information and cause each disclosee to treat such information as confidential.

6.2.3 Notwithstanding any provision to the contrary in this Agreement, either Party may disclose to any and all persons, without limitation of any kind, the United States federal tax treatment and tax structure of the transactions set forth in this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Parties relating to such tax treatment and tax structure.

Section 6.3 Employee And Advisor Obligations. Infinity and JJPRD each agree that they shall provide Confidential Information that is jointly owned or received from the other Party only to their respective employees, consultants and advisors, and to the employees, consultants and advisors of such Party’s Affiliates, who have a need to know such information and materials for performing obligations or exercising rights expressly granted under this Agreement and have an obligation to treat such information and materials as confidential.

Section 6.4 Term. All obligations under this Article 6 shall expire five (5) years following termination or expiration of this Agreement.

Section 6.5 Publications. Neither JJPRD nor its Affiliates, employees, contractors or investigators shall publish or present any information with respect to the structure of any Library Compound, other than any [**], without Infinity’s prior written consent (which may be withheld in its sole and final discretion).

ARTICLE 7

TERM AND TERMINATION

Section 7.1 Agreement Term. This Agreement becomes effective as of the Effective Date and shall expire upon the earlier of (a) the termination of this Agreement in accordance with Sections 7.2 or 7.3, or (b) the permanent cessation by JJPRD of all research and Development activities with respect to all compounds included in the Library Compound Pool and JJPRD Analogs.

Section 7.2 Termination For Convenience. JJPRD shall have the right to terminate this Agreement for convenience upon sixty (60) days prior written notice to Infinity.

Section 7.3 Termination For Material Breach. If either Party believes that the other is in material breach of this Agreement (including without limitation any material breach of a representation or warranty made in this Agreement), then the non-breaching Party may deliver notice of such breach to the allegedly breaching Party. In such notice the non-breaching Party shall identify the actions or conduct that such Party would consider to be an acceptable cure of such breach. For all breaches, the allegedly breaching Party shall have sixty (60) days to either cure such breach or, if cure cannot be reasonably effected within such sixty (60) day period, to deliver to the other Party a plan for curing such breach that is reasonably sufficient to effect a cure. Such a plan shall set forth a program for achieving cure as rapidly as practicable. Following delivery of such plan, the allegedly breaching Party shall use diligent efforts to carry out the plan and cure the breach. If the allegedly breaching Party fails to cure such breach within the sixty (60) day period, the non-breaching Party may terminate this Agreement upon written notice to the allegedly breaching Party.

Section 7.4 Effect Of Termination; Accrued Rights; Surviving Obligations.

7.4.1 Upon termination of this Agreement by JJPRD pursuant to Section 7.2, (a) all licenses granted by Infinity to JJPRD hereunder shall terminate, and (b) all licenses granted hereunder by JJPRD to Infinity shall remain in effect on an irrevocable and perpetual basis.

7.4.2 Upon termination of this Agreement by JJPRD pursuant to Section 7.3, (a) all licenses granted by Infinity to JJPRD hereunder shall remain in effect in accordance with the terms and conditions set forth in the grant, (b) all licenses granted hereunder by JJPRD to Infinity shall remain in effect in accordance with the terms and conditions set forth in the grant, and (c) all payment obligations of JJPRD hereunder shall remain in effect, subject to the right for JJPRD to offset, prior to and until the determination of actual damages pursuant to Section 7.4.4, against any payment obligations set forth in this Agreement such amounts as reasonably reflect the nature, circumstances and significance of the breach leading to such termination and the damages, if any, suffered by JJPRD and provided that, to the extent that any such offsets actually taken exceed the actual damages to which JJPRD is ultimately determined to be entitled, JJPRD shall reimburse Infinity for such excess offsets, along with interest earned thereon at the rate of the lesser of ten percent (10%) per year or the highest rate permitted by applicable law.

7.4.3 Upon termination of this Agreement by Infinity pursuant to Section 7.3, (a) all licenses granted hereunder by JJPRD to Infinity shall remain in effect in accordance with the terms and conditions set forth in the grant, (b) all licenses granted by Infinity to JJPRD hereunder shall remain in effect in accordance with the terms and conditions set forth in the grant, and (c) all payment obligations of JJPRD hereunder shall remain in effect.

7.4.4 For the sake of clarity, each Party shall have the right to seek any damages to which it is entitled, whether in law, equity or otherwise.

7.4.5 Upon the termination or the expiration of this Agreement, the following provisions of this Agreement shall survive: Articles 1, 6 and 9, and Sections 3.3 (to the extent that any licenses subject to Section 3.3 survive), 3.4, 5.1 and 8.6 and this Section 7.4.

7.4.6 Termination or expiration of the Agreement for any reason, and any benefit accruing to JJPRD from any reduction in payments pursuant to Section 7.4.2(b), shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination or expiration, including, without limitation, any other remedies available to such Party in law or equity. Such termination or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 8.1 Representation Of Authority; Consents. Infinity and JJPRD each represents and warrants to the other Party that, as of the Effective Date, (a) it has full right, power and authority to enter into this Agreement, (b) this Agreement has been duly executed by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and by general equitable principles and public policy constraints (including those pertaining to limitations and/or exclusions of liability, competition Laws, penalties and jurisdictional issues including conflicts of Laws) and (c) all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been and shall be obtained.

Section 8.2 No Conflict. Each Party represents to the other Party that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate such Party’s corporate charter and bylaws or any requirement of applicable Laws and (b) do not and shall not conflict with, violate or breach or constitute a default or require any consent under, any oral or written contractual obligation of such Party. Each Party agrees that it shall not during the term of this Agreement grant any right, license, consent or privilege to any Third Party or otherwise undertake any action, either directly or indirectly, that would conflict with the rights granted to the other Party or interfere with any obligations of such Party set forth in this Agreement.

Section 8.3 Knowledge Of Pending Or Threatened Litigation. Each Party represents and warrants to the other Party that there is no claim, investigation, suit, action or proceeding pending or, to the knowledge of such Party, expressly threatened, against such Party that, individually or in the aggregate, could reasonably be expected to (a) materially impair the ability of such Party to perform any obligation under this Agreement or (b) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby.

Section 8.4 Employee And Consultant Obligations.

8.4.1 Each Party represents and warrants that all of its employees, officers, and consultants that are supporting the performance of its obligations under this Agreement shall have executed agreements requiring, in the case of consultants, employees and officers, assignment to such Party of all inventions made during the course of and as the result of their association with such Party and, in the case of employees, officers and consultants, obligating the individual to maintain as confidential such Party’s Confidential Information as well as Confidential Information of the other Party that such Party may receive, to the extent required to support such Party’s obligations under this Agreement.

8.4.2 Infinity represents and warrants that it shall use commercially reasonable efforts to maintain its agreement(s) with any Third Party under which Infinity obtains licenses under rights necessary for its performance under this Agreement, which agreement(s) are in effect during the term of this Agreement. As of the Effective Date, to the best of its knowledge, Infinity does not require any licenses under the Patent Rights or other intellectual property rights of any Third Party to perform its obligations and grant the licenses set forth herein.

Section 8.5 Intellectual Property. Infinity represents and warrants that as of the Effective Date:

8.5.1 it has not received any written claim made against it asserting the non-patentability, invalidity, misuse, unregisterability, unenforceability or non-infringement of any of intellectual property rights associated with Library Compounds or challenging its right to use or ownership of any of such intellectual property rights or Library Compounds or making any adverse claim of ownership thereof; and

8.5.2 it is not aware of any pending or threatened claim or litigation (or received notice of a potential claim or litigation) which alleges that its activities up to the Effective Date relating to Library Compounds have violated, or by conducting the activities currently proposed to be conducted hereunder would violate, the intellectual property rights or the right to use or ownership of any Third Party.

Section 8.6 Disclaimer Of Warranty. Nothing in this Agreement shall be construed as a representation made or warranty given by either Party that either Party will be successful in obtaining any Patent Rights, that any patents will issue based on pending applications or that any such pending applications or patents issued thereon will be valid. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

Section 8.7 Additional Covenants Of Infinity. Infinity represents and warrants that as of the Effective Date:

8.7.1 Infinity owns, or, at the time of transfer to JJPRD, will own all physical materials transferred to JJPRD under this Agreement.

8.7.2 Without the prior written consent of JJPRD, Infinity will not knowingly or negligently make and deliver any Library Compounds that are in the public domain or covered by Third Party patents at the time of transfer; provided, however, that Infinity shall be under no obligation to perform public domain or freedom to operate searches or analyses.

Section 8.8 Performance Standards. Infinity shall use commercially reasonable efforts to ensure that the materials, equipment and facilities to be used by Infinity under this Agreement shall be of the same quality as Infinity uses in its own research of similar nature. Infinity covenants that it shall commit the personnel, facilities and resources to perform the research and experimentation necessary or useful to accomplish the goals and objectives set forth in this Agreement. Infinity shall conduct its activities under this Agreement in accordance with generally acceptable standards in the pharmaceutical industry and in compliance in all material respects with applicable Laws.

ARTICLE 9

MISCELLANEOUS PROVISIONS

Section 9.1 Indemnification.

9.1.1 JJPRD. JJPRD agrees, at JJPRD’s cost and expense, to defend, indemnify and hold harmless Infinity and its Affiliates and their respective directors, officers, employees and agents (the “Infinity Indemnified Parties”) from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (a) any breach by JJPRD of any of its representations, warranties or obligations pursuant to this Agreement, (b) the gross negligence or willful misconduct of JJPRD or (c) injuries resulting from JJPRD’s activities conducted in connection with this Agreement or from the development, manufacture, use, sale or other disposition by JJPRD of any product containing or derived from a compound included in the Library Compound Pool. In the event of any such claim against the Infinity Indemnified Parties by any Third Party, Infinity shall promptly notify JJPRD in writing of the claim and JJPRD shall manage and control, at its sole expense, the defense of the claim and its settlement. The Infinity Indemnified Parties shall cooperate with JJPRD and may, at their option and expense, be separately represented in any such action or proceeding. JJPRD shall not be liable for any litigation costs or expenses incurred by the Infinity Indemnified Parties without JJPRD’s prior written authorization. In addition, JJPRD shall not be responsible for the indemnification or defense of any Infinity Indemnified Party to the extent arising from any negligent or intentional acts by any Infinity Indemnified Party or the breach by Infinity of any obligation or warranty under this Agreement, or any claims compromised or settled without its prior written consent.

9.1.2 Infinity. Infinity agrees, at Infinity’s cost and expense, to defend, indemnify and hold harmless JJPRD and its Affiliates and their respective directors, officers, employees and agents (the “JJPRD Indemnified Parties”) from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (a) any breach by Infinity of any of its representations, warranties or obligations pursuant to this Agreement, (b) the gross negligence or willful misconduct of Infinity or (c) injuries resulting from Infinity’s activities conducted in connection with this Agreement or from the development, manufacture, use, sale or other disposition by Infinity of any product containing or derived from a compound included in the Library Compound Pool. In the event of any such claim against the JJPRD Indemnified Parties by any Third Party, JJPRD shall promptly notify Infinity in writing of the claim and Infinity shall manage and control, at its sole expense, the defense of the claim and its settlement. The JJPRD Indemnified Parties shall cooperate with Infinity and may, at their option and expense, be separately represented in any such action or proceeding. Infinity shall not be liable for any litigation costs or expenses incurred by the JJPRD Indemnified Parties without Infinity’s prior written authorization. In addition, Infinity shall not be responsible for the indemnification or defense of any JJPRD Indemnified Party to the extent arising from any negligent or intentional acts by any JJPRD Indemnified Party, or the breach by JJPRD of any obligation or warranty under this Agreement, or any claims compromised or settled without its prior written consent.

Section 9.2 Dispute Resolution.

9.2.1 Any controversy, claim or dispute arising out of or relating to this Agreement shall be settled, if possible, through good faith negotiations between the Parties. If, however, the Parties are unable to settle such dispute after good faith negotiations, the matter shall be referred to the Executive Officers, who shall attempt to resolve the dispute in good faith. Such resolution, if any, of a referred issue shall be final and binding on the Parties. All negotiations pursuant to this Section 9.2.1 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

9.2.2 If the Executive Officers are unable to settle the controversy, claim or dispute after good faith negotiation pursuant to Section 9.2.1, then such must be finally settled by arbitration. The arbitration shall be resolved before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls. Any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be selected within twenty business days from commencement of the arbitration from the AAA’s National Roster of Arbitrators pursuant to agreement or through selection procedures administered by the AAA. Within 45 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures, including limits on discovery, assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator or, failing agreement, procedures meeting such time limits will be designed by the AAA and adhered to by the parties. The arbitration shall be held in New York City, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Prior to appointment of the arbitrator or thereafter if he is unavailable, emergency relief is available from any court to avoid irreparable harm as provided in Section 9.2.3. THE ARBITRATOR SHALL NOT AWARD EITHER PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, OR ATTORNEYS FEES OR COSTS. Prior to commencement of arbitration, the parties must attempt to mediate their dispute using a professional mediator from AAA, the CPR Institute for Dispute Resolution, or like organization selected by agreement or, absent agreement, through selection procedures administered by the AAA. Within a period of 45 days after the request for mediation, the parties agree to convene with the mediator, with business representatives present, for at least one session to attempt to resolve the matter. In no event will mediation delay commencement of the arbitration for more than 45 days absent agreement of the parties or interfere with the availability of emergency relief.

9.2.3 Notwithstanding anything to the contrary in this Section 9.2, any Party may seek immediate injunctive or other interim relief from any court of competent jurisdiction as necessary to enforce and prevent infringement or misappropriation of the Patent Rights, Know-How, Confidential Information or other intellectual property rights Controlled by a Party.

Section 9.3 Governing Law. This Agreement shall be construed and the respective rights of the Parties determined according to the substantive laws of the State of New York notwithstanding the provisions governing conflicts of law under such New York law to the contrary.

Section 9.4 Assignment. Neither Infinity nor JJPRD may assign this Agreement in whole or in part without the consent of the other, except if such assignment occurs in connection with the sale or transfer (by merger or otherwise) of all or substantially all of the business and assets of Infinity or JJPRD to which the subject matter of this Agreement pertains, and then only if the acquirer confirms to the other Party in writing its agreement to be bound by all of the terms and conditions of this Agreement. Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, in the event that this Agreement is assigned by either Party in connection with the sale or transfer of all or substantially all of the business and assets of such Party to which the subject matter of this Agreement pertains, such assignment shall not provide the non-assigning Party with rights or access to intellectual property or technology of the acquiror of such Party. Notwithstanding the foregoing, either Party may assign this Agreement to an Affiliate, provided that such Party shall guarantee the performance of such Affiliate and JJPRD may assign any or all of its rights as to any particular compound in human development or commercialized to any third party without the permission of Infinity Any purported assignment not in accordance with this Section 9.4 shall be void and of no effect.

Section 9.5 Entire Agreement; Amendments. This Agreement and the Exhibits referred to in this Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral. The Parties also acknowledge the simultaneous execution and delivery of the Equity Agreements, which shall not be superseded by this Agreement. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

Section 9.6 Notices. Notices to Infinity shall be addressed to:

Infinity Pharmaceuticals, Inc.

780 Memorial Drive

Cambridge, Massachusetts 02139

Attention: Chief Executive Officer

Facsimile No.: (617) 453-1001

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Steven D. Singer, Esq.

Facsimile No.: (617) 526-5000

Notices to JJPRD shall be addressed to:

Johnson & Johnson Pharmaceutical Research and

Development

Turnhoutseweg, 30

2340 B-Beerse, Belgium

Attention: President

with a copy to: Johnson & Johnson

Office of General Counsel

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Attention: Michael Ullmann, Esq.

Facsimile No.: 732-524-2185

Either Party may change its address to which notices shall be sent by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight courier service, or (c) sent by facsimile transmission, in each case properly addressed in accordance with this Section 9.6. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

Section 9.7 Force Majeure. No failure or omission by either Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the reasonable control of such Party, including, but not limited to, the following: acts of gods; acts of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; terrorism and invasion; provided that the Party affected by such cause promptly notifies the other Party and uses diligent efforts to cure such failure or omission as soon as is practicable after the occurrence of one or more of the above mentioned causes.

Section 9.8 Compliance With Laws. Each Party shall perform its obligations under this Agreement in compliance with all applicable Laws.

Section 9.9 Public Announcements. Neither Party shall release any information to any Third Party or make any disclosure or public announcement (including but not limited to press releases, educational and scientific conferences, quarterly investor updates, promotional materials, governmental filings and discussions with public officials, the media, security analysts and investors) regarding the term and existence of this Agreement, or the relationship between the Parties, without the other Party’s prior written consent; provided, however, that (a) a Party may make any disclosure or public announcement if the contents of such disclosure or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party; and (b), if in the reasonable opinion of such Party’s counsel, a public disclosure shall be required by Law, including without limitation in a public filing with the United States Securities and Exchange Commission, the disclosing Party shall provide copies of the disclosure reasonably in advance (but in no event less than fifteen (15) Business Days if reasonably practicable under the circumstances) of such filing or other disclosure for the nondisclosing Party’s prior review and comment, which comments are to be considered by the disclosing Party in good faith; the nondisclosing Party shall provide its comments, if any, on such announcement as soon as reasonably practicable (provided, however, that the disclosing Party need not delay its filing or disclosure, nor consider any comments, if the nondisclosing Party’s comments are not received prior to the time that the disclosing Party must make such filing or disclosure in compliance with applicable Law); and (c) Infinity may issue, subject to the approval of JJPRD, a press release substantially in the form attached hereto as Exhibit C, the final form of which shall be subject to the Parties’ mutual agreement.

Section 9.10 Use Of Names, Logos Or Symbols. Subject to Section 9.9, no Party hereto shall use the name, trademarks, logos, physical likeness, employee names or owner symbol of any other Party for any purpose, including, without limitation, private or public securities placements, without the prior written consent of the affected Party. Nothing contained in this Agreement shall be construed as granting either Party any rights or license to use any of the other Party’s trademarks or trade names or the names of any employees thereof, without separate, express written permission of the owner of such trademark or trade name or name.

Section 9.11 Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed to create a joint venture or any relationship of employment, agency or partnership between the Parties to this Agreement. Neither Party is authorized to make any representations, commitments, or statements of any kind on behalf of the other Party or to take any action that would bind the other Party except as explicitly provided in this Agreement.

Section 9.12 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

Section 9.13 Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

Section 9.14 No Implied Waivers; Rights Cumulative. No failure on the part of Infinity or JJPRD to exercise, and no delay by either Party in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege by such Party or be construed as a waiver of any breach of this Agreement or as an acquiescence therein by such Party, nor shall any single or partial exercise of any such right, power, remedy or privilege by a Party preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

Section 9.15 Severability. If, under applicable Laws, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause. The Parties shall consult one another and use good faith efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

Section 9.16 Execution In Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

Section 9.17 No Third Party Beneficiaries. No person or entity other than JJPRD, its Affiliates and Infinity (and assignees) shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

Section 9.18 Performance By Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations. Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder, provided that the Parties shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

Section 9.19 No Consequential Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

Section 9.20 Exhibits. In the event of inconsistencies between this Agreement and any exhibits or attachments hereto, the terms of this Agreement shall control.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

INFINITY PHARMACEUTICALS, INC.

By:	/s/ Adelene Q. Perkins
Name:	Adelene Q. Perkins
Title:	Chief Business Officer

JOHNSON & JOHNSON PHARMACEUTICAL RESEARCH AND DEVELOPMENT, A DIVISION OF JANSSEN PHARMACEUTICA N.V.

By:	/s/ Dr. Didier de Chaffoy de Courcelles

Name:	Dr Didier de Chaffoy de Courcelles

Title:	Senior Vice President

EXHIBIT A

Library Compound Delivery Requirements

1. Library Compound Structural Information. Until December 31, 2005, Infinity shall promptly deliver to JJPRD Library Compound Structural Information upon availability on all compounds included in the Library Compound Pool. The compounds included in the Library Compound Pool will come from at least [**] Synthetic Pathways.

2. Selection of Library Compounds. JJPRD shall select compounds from the Library Compound Pool in accordance with the following procedures.

a) JJPRD will select a minimum of [**] compounds from Synthetic Pathways [**], [**] and [**] of the Library Compound Pool (“First Selection”). Infinity represents that there are a minimum of [**] compounds from these Synthetic Pathways having [**] of available stock. JJPRD will make the First Selection by January 15, 2005. Infinity is also offering JJPRD the option, to be exercised at JJPRD’s sole discretion, to select from approximately [**] additional compounds from pathway [**] for which Infinity can deliver [**] from available stock. Infinity has provided JJPRD the structural information for these compounds and JJPRD would need to include any selected compounds in its First Selection by January 15, 2005.

b) JJPRD will select a minimum of [**] compounds from Synthetic Pathways [**] and [**] of the Library Compound Pool (“Second Selection”). JJPRD will make the Second Selection by January 31, 2005.

c) JJPRD will select additional compounds from [**] additional Synthetic Pathways of the Library Compound Pool (“Third Selection”) so that the total of selected compounds from the First Selection, Second Selection and Third Selection is [**] compounds. JJPRD will make the Third Selection by March 31, 2005 but in any case no sooner than Library Compound Structure Information is available for at least [**] days on at least [**] additional compounds included in the Library Compound Pool from the [**] additional Synthetic Pathways.

d) JJPRD will select additional compounds from any Synthetic Pathways of the Library Compound Pool not previously available for the First Selection, Second Selection and Third Selection (“Fourth Selection”). The number of selected compounds will not exceed the lesser of [**] compounds for each additional Synthetic Pathway or the total number of compounds made from such any such Synthetic Pathways. JJPRD will make the Fourth Selection by December 31, 2005.

3. Delivery of Library Compounds. Infinity will deliver compounds of the First Selection, Second Selection, Third Selection and Fourth Selection as a dry powder in Corning Costar 2ml plates (Cat nr. 3690/3691), 96 deepwell, 80 compounds per plate, with the first two 8-length columns left empty, packed in dry ice and otherwise in accordance with the following procedures:

a) The First Selection will be delivered by March 31, 2005 from available stock. Infinity will deliver [**] (estimated in accordance with established practice) of each selected compound where Infinity has reported in the Library Compound Structure Information that it has such amount available, unless JJPRD has elected to include any compounds from the [**] pathway for which [**] is available in which case Infinity will deliver [**] of such selected compounds to JJPRD by March 31, 2005.

b) The Second Selection will be delivered by September 30, 2005 and the Third Selection by December 31, 2005. For the Second Selection and Third Selection, Infinity will deliver [**] (estimated in accordance with established practice) of each selected compound. The purity (estimated in accordance with established practice) of the delivered compound will be the purity as reported in the Library Compound Structure Information. The target purity for each Library Compound will be [**]% (“Target Purity”).

c) The Fourth Selection will be delivered by April 30, 2005. Infinity will deliver [**] (estimated in accordance with established practice) of up to [**] selected compounds from each Synthetic Pathway as designated by JJPRD. Infinity will deliver [**] (estimated in accordance with established practice) of the remaining selected compounds from each Synthetic Pathway. The purity of the delivered compounds will be the Target Purity.

d) Upon delivery of each selection to JJPRD, Infinity will transfer data on sampled purity and quantity of delivered compounds and the analytic methods used for such measurements and controls. JJPRD can determine the purity and amount of delivered compounds using the transferred analytic methods and may reject, within a period of [**] working days, the delivery of any plate of compounds for which at least [**]% of the compounds on the plate have been sampled and for which (i) the sampled compounds have, on average, a purity which is [**]% less than the Target Purity (or the purity as reported in the Library Compound Structure Information in the event JJPRD selects a compound with less than the Target Purity) or (ii) the sampled compounds have, on average, [**] % more or less than the required delivery amount. In the event a plate of Library Compounds is rejected by JJPRD, then JJPRD’s sole and [**] remedy will be to receive a replacement plate of the same compounds or, where Infinity reasonably believes that such a replacement plate will also be rejected, a replacement plate modified in whole or part with new Library Compounds selected in cooperation with JJPRD from within the same synthetic scheme as the rejected plate.

EXHIBIT B

Form of Press Release

INFINITY ANNOUNCES SMALL MOLECULE ALLIANCE WITH

JOHNSON & JOHNSON PHARMACEUTICAL RESEARCH & DEVELOPMENT

— Highlights Technology Platform Benefits of Industrialized Scale and Broad Therapeutic Utility —

CAMBRIDGE, MA, January 6, 2005—Infinity Pharmaceuticals Inc. today announced that it has entered into a collaborative agreement enabling Johnson & Johnson Pharmaceutical Research & Development, a division of Janssen Pharmaceutica N.V. (“J&JPRD”), to identify novel, small molecule therapeutic agents using Infinity’s novel compound collection. Infinity will provide J&JPRD with non-exclusive access to a proprietary collection of small molecules which J&JPRD may screen broadly against multiple targets and perform chemistry to identify small molecule drug leads. The industrialized nature of the Infinity platform enables it to be scaled for widespread use within J&JPRD to capitalize on the platform’s potential for broad therapeutic utility across numerous disease areas.

Under the terms of the agreement, J&JPRD pays an upfront license fee. Additionally, Johnson & Johnson Development Corporation, an affiliate of J&JPRD, has made an equity investment in Infinity. Other financial details were not disclosed.

“Infinity’s proprietary chemical technology platform offers J&JPRD a unique opportunity to combine our distinct chemistry prowess with their established research and development capabilities,” said Julian Adams, Chief Scientific Officer, Infinity. “This collaboration will ideally enable J&JPRD to identify breakthrough chemical compounds that will have great utility in the effort to address diseases with significant unmet medical need.”

“We are very excited to be working with J&JPRD, a highly regarded leader in the field of pharmaceuticals and healthcare,” said Adelene Perkins, Chief Business Officer, Infinity. “This alliance, our third within one year, highlights Infinity’s ability to successfully execute against our business model – a model that uniquely enables us to achieve the dual benefit of continuing to build our internal drug discovery efforts while also generating revenue. Complementing our internal drug discovery efforts, our plans for 2005 call for us to add one additional partner to whom we will grant access to the Infinity chemical technology platform and our proprietary compound collection.”

About Infinity’s Chemical Technology Platform

Infinity’s integrated team of synthetic, process, natural product, and combinatorial chemists have developed an industrialized technology platform to create a proprietary compound collection through the application of diversity-oriented synthesis (DOS).

DOS chemistry is a combinatorial synthetic approach (with all the virtues of combinatorial chemistry in terms of throughput) that is distinctive in terms of its output. While compounds produced through combinatorial approaches are usually relatively simple, “flat” molecules with no stereochemistry, DOS molecules are more complex, are three-dimensional, and feature multiple (completely controllable) stereocenters. These features have led many industry leaders to describe Infinity’s DOS molecules as natural product-like as they have the hallmarks of biologically active molecules previously only available from natural product sources. Infinity’s DOS compound collection has preserved the virtues of natural products without the perceived drawbacks allowing the Company to generate a unique library of pharmaceutically relevant compounds that not only cover a diverse area of current drug space, but can also be rapidly developed into drug candidates.

About Infinity Pharmaceuticals, Inc.

Infinity is a fully integrated, cancer drug discovery company focused on pathways of cancer cell survival. In addition, through select partnerships, Infinity’s distinctive, proprietary collection of small molecules is being used against many of the world’s most important diseases.

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AMENDMENT NO. 1 TO COLLABORATION AND LICENSE AGREEMENT

This Amendment No. 1 to the Collaboration and License Agreement (“Amendment No. 1”) is made and effective as of March 2, 2006 (the “Amendment Effective Date”) by and between INFINITY PHARMACEUTICALS, INC., a Delaware corporation, with offices at 780 Memorial Drive, Cambridge, Massachusetts 02139 (“Infinity”) and JOHNSON & JOHNSON PHARMACEUTICAL RESEARCH & DEVELOPMENT, a division of JANSSEN PHARMACEUTICA N.V., a Belgian business corporation organized and existing under the laws of Belgium with registration number RPR 0403.834.160, VAT No. BE-403.834.160, and with registered office at B-2340 Beerse, Belgium, Turnhoutseweg 30 (“JJPRD”).

INTRODUCTION

A. WHEREAS, Infinity and JJPRD entered into that certain Collaboration and License Agreement effective as of December 22, 2004 (the “Agreement”).

B. WHEREAS, under the terms and conditions of that Agreement Infinity made a delivery of a number of Library Compounds, identified in Exhibit A thereto as the First Selection.

C. WHEREAS, Infinity and JJPRD desire to amend the Agreement to, among other things, change the purity standard for the Library Compounds delivered under the Agreement from an average for each plate of delivered Library Compounds to a standard applicable to each Library Compound, on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, Infinity and JJPRD hereby agree as follows:

1. Definitions and Cross References. Unless otherwise specified herein, each capitalized term shall have the meaning assigned to it in the Agreement and each reference to a Section or Article shall refer to the corresponding Section or Article in the Agreement.

2. Revised Standards for the First Selection. As of the Amendment Effective Date, Infinity has provided a total of [**] Library Compounds to JJPRD as the “First Selection”. The Parties hereby agree that, notwithstanding anything to the contrary in the Agreement, (a) such Library Compounds were selected from Synthetic Pathways [**] and [**] of the Library Compound Pool; and (b) JJPRD shall accept any Library Compound in the First Selection (i) meeting the quantity standard set forth in the Agreement; and (ii) having a purity of at least [**]%. The Parties agree that [**] of the [**] Library Compounds in the First Selection provided to JJPRD meet the quantity standard set forth in the Agreement and have such revised purity of at least [**]%. These [**] compounds are accepted by JJPRD and count towards the Library Compounds to be delivered by Infinity to JJPRD under this Agreement.

3. Synthetic Pathways for the Second Selection. The Parties hereby agree that, notwithstanding anything to the contrary in the Agreement, the compounds for the “Second Selection” were selected from Synthetic Pathways [**] and [**] of the Library Compound Pool.

4. Library Compound Pool. The definition of “Library Compound Pool” in Section 1.26 of the Agreement shall be amended by replacing the third (3rd) sentence of Section 1.26 with the following: “Additionally, “Library Compound Pool” shall specifically include any compound referenced to JJPRD in a certain database to which Infinity has provided JJPRD access, any compound controlled by Infinity and made by Infinity by any one of synthetic pathways designated [**] and [**] to prior to December 31, 2005.”

5. EXHIBIT A. Sections 2 and 3 of EXHIBIT A shall be rewritten as follows:

“2. Selection of Library Compounds.

(a) [Not applicable after the Amendment Effective Date. Reserved for future use.]

(b) [Not applicable after the Amendment Effective Date. Reserved for future use.]

(c) As of the Amendment Effective Date, Infinity is synthesizing certain compounds from Synthetic Pathways [**] and [**] of the Library Compound Pool (“Third Selection”); such synthesized compounds will be considered “selected” for purposes of this Exhibit A provided that the resynthesized compounds are approved by J&JPRD prior to delivery.

(d) [Reserved for future use.]

3. Delivery of Library Compounds. Infinity will deliver compounds of the Second Selection and Third Selection as a dry powder in Coming Costar 2ml plates (Cat nr. 3690/3691), 96 deepwell, 80 compounds per plate, with the first two 8-length columns left empty, packed in dry ice and otherwise in accordance with the following procedures:

(a) [Not applicable after the Amendment Effective Date. Reserved for future use.]

(b) The Second Selection will be delivered by March 10, 2006 and the Third Selection by April 30, 2006. For the Second Selection and Third Selection, Infinity will deliver 8µm (estimated in accordance with established practice) of each selected compound; provided, however, that if Infinity does not deliver one or more selected compounds, JJPRD’s sole and exclusive remedy is described in clause e) below. Prior to delivery, Infinity will determine the purity of each of the compounds and will only deliver compounds that Infinity determines have a purity of at least [**]% (as determined in accordance with the analytical methods identified in d) below). The purity of each compound will be reported in the Library Compound Structure Information.

(c) [Not applicable after the Amendment Effective Date. Reserved for future use.]

(d) Prior to delivery of each of the Second Selection and the Third Selection to JJPRD, Infinity will provide JJPRD with a list of compound identification numbers and the purity of compounds to be delivered. Upon delivery of each of the Second Selection and the Third Selection to JJPRD, Infinity will provide JJPRD with data on purity and quantity of the delivered compounds and the analytic methods used for such measurements and controls. Infinity will not deliver any compounds with a purity lower than [**]%. If Infinity delivers fewer than [**] compounds in total, JJPRD’s sole and exclusive remedy is described in clause e) below. JJPRD can determine the purity and amount of delivered compounds in accordance with the analytic methods provided by Infinity pursuant to the second (2nd) sentence of this clause d), and may reject, within a period of [**] working days after delivery by Infinity of the relevant plate of compounds, any compounds on such plate which (i) have a purity less than [**]%; or (ii) have at least [**]% more or less than the required delivery amount. If JJPRD rejects at least [**]% of the compounds on such plate in accordance with the foregoing sentence, JJPRD may, in its discretion, reject all the compounds on such plate and returns such plate to Infinity during such [**] working day period. Any Library Compound not rejected by JJPRD in accordance with this clause d) shall be deemed accepted by JJPRD.

(e) If, at the end of the [**] working day period described in clause (d) above for the last Third Selection plate delivered to JJPRD, JJPRD has accepted fewer than [**] Library Compounds, then JJPRD’s sole and exclusive remedy will be to receive a refund from Infinity of [**] dollars ($[**]) for each Library Compound fewer than [**] accepted by JJPRD. The refund payment will be structured as follows:

(i) [**]% of the total amount due would be payable to JJPRD in cash no later than December 31, 2006;

(ii) [**]% of the total amount due would be payable no later than December 31, 2007 and would be evidenced by a promissory note (the “Note”) that would be issued by the Infinity as of July 31st, 2006. The Note would include the following terms:

(1)	The Note would have priority over and be senior to any indebtedness subsequently incurred by Infinity (other than secured debt incurred in connection with the acquisition of equipment necessary for the operation of the business of Infinity);

(2)	The Note would accrue simple interest at a rate of 8.25% per annum;

(3)	The Note would include such other representations, warranties, terms and conditions as are customary in such a transaction;

(4)	Infinity shall be entitled to prepay (at its option and without penalty) the principal amount of the Note and all interest accrued and payable thereon at any time during the term of the Note;

(5)	The principal amount of the Note and all interest accrued and payable thereon would become payable in full, at the option of JJPRD, immediately prior to the closing of any transaction in which a “Change of Control” of Infinity would occur. For purposes of this Section, a “Change of Control” of Infinity shall mean (A) any merger or consolidation which results in the voting securities of Infinity outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) 50% or less of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; (ii) any sale, license or other distribution or disposition of all or substantially all of the assets of Infinity; (iii) the liquidation or dissolution of Infinity; or (iv) the acquisition of “beneficial ownership,” as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of securities of Infinity representing 50% or more of the combined voting power of Infinity’s then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from Infinity) by any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than Infinity, or any trustee or other fiduciary holding securities under an employee benefit plan of Infinity.

(6)	The principal amount of the Note and all interest accrued and payable thereon would become payable upon the expiration of the term of the Note.

By way of illustration and for the avoidance of doubt, assume Infinity delivered a total of [**]compounds to JJPRD and that JJPRD has accepted each of the [**] compounds, then Infinity would refund JJPRD an amount of $[**], i.e., $[**] X [**] (the remaining number of compounds not delivered to JJPRD pursuant to the Agreement), consisting of $[**]in cash, and remainder to be evidenced by the Note described above.

6. Miscellaneous.

6.1 Continuing Effect. This Amendment No. 1 shall be effective for all purposes as of the date first written above. Except as otherwise expressly modified by this Amendment No. 1, the Agreement shall remain in full force and effect in accordance with its terms.

6.2 Counterparts. This Amendment No. 1 may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, Infinity and JJPRD have caused this Amendment No. 1 to be duly executed by their authorized representatives under seal, in duplicate on the Amendment Effective Date.

INFINITY PHARMACEUTICALS, INC.

By:	/s/ Adelene Q. Perkins
Title:	Chief Business Officer
Date:	3/02/06

JOHNSON & JOHNSON PHARMACEUTICAL RESEARCH AND DEVELOPMENT, A DIVISION OF JANSSEN PHARMACEUTICA N.V.

By:	/s/ Dr. Didier de Chaffoy de Coucelles
Title:	Senior Vice President, Research and Development Europe
Date:	03/03/06